Exhibit 10.14

Gaiam, Inc.

Executive Officer Compensation

Name	Title	Annual Base Salary
Jane Pemberton	President of GT Media and Gaiam Trade Decision	$300,000

Lou Weiss	President of Direct, GT Media	$285,000

Ms. Pemberton will receive a bonus of $150,000 during her first year of service, to be paid in equal installments on May 1, 2007 and December 1, 2007.  Thereafter, she may receive a bonus of up to 50% of salary, with the award being determined by reference to a matrix of possible performance levels based on Gaiam’s achievement of revenue and pre-tax earnings objectives under Gaiam’s financial plan.  Ms. Pemberton will also be reimbursed for up to $25,000 of moving expenses, she will receive a monthly housing/cost of living allowance of $5,000, and she received options to purchase 75,000 shares of Gaiam Class A common stock.  Ms. Pemberton will be entitled to a severance payment of $60,000 if terminated without cause.

Mr. Weiss may receive a bonus of up to 50% of salary, with the award being determined by reference to a matrix of possible performance levels based on Gaiam’s achievement of revenue and pre-tax earnings objectives under Gaiam’s financial plan.  Mr. Weiss’ bonus for the 12 months ending September 30, 2006 is guaranteed to be at least $27,500 quarterly.  In addition, Mr. Weiss received a bonus of $25,000 upon the closing of Gaiam’s acquisition of certain assets of GoodTimes Entertainment and options to purchase 75,000 shares of Gaiam Class A common stock.